PINNACLE ENTERTAINMENT REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

LAS VEGAS, November 10, 2016 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) today reported financial results for the third quarter ended September 30, 2016. The reported financial results include 22 days of operations of the Meadows Racetrack and Casino business ("Meadows"), which the Company acquired on September 9, 2016.

2016 Third Quarter Highlights:

•	Net revenues were $595.2 million, an increase of $16.6 million or 2.9% year over year. Net revenues include a $15.6 million contribution from the Meadows.

•	Loss from continuing operations was $0.5 million versus income of $13.5 million in the prior year. GAAP diluted net loss per share was $0.01 versus income per share of $0.22 in the prior year.

•	Consolidated Adjusted EBITDAR was $155.4 million, an increase of $5.6 million or 3.7% year over year. Consolidated Adjusted EBITDAR includes a $1.5 million contribution from the Meadows.

•
Consolidated Adjusted EBITDAR margin increased by 20 basis points year over year to 26.1%. On a same-store basis, excluding the Meadows, Consolidated Adjusted EBITDAR margin increased by 70 basis points year over year to 26.6%.

•
Same-store Consolidated Adjusted EBITDAR growth and margin expansion was driven by the performance of the Company's Belterra Park, L'Auberge Baton Rouge, Ameristar Black Hawk, Belterra Resort, and L'Auberge Lake Charles businesses.

•	Consolidated Adjusted EBITDA, net of Lease Payments was $58.9 million, an increase of $4.2 million or 7.7%.

•
The Company completed the acquisition of the Meadows for base consideration of $138.0 million, subject to certain adjustments. At closing, the Company began operating the Meadows through a triple-net lease with Gaming and Leisure Properties, Inc. ("GLPI").

Additional Highlights:

•
Under the second $50 million share repurchase authorization announced in August 2016, the Company has bought approximately 1.66 million shares of its common stock for $20 million through November 9, 2016. The Company has repurchased approximately 6.19 million PNK shares for $70 million or $11.32 per share since the inception of buyback activity in May 2016, which represents an approximate 9.7% reduction of its shares of common stock outstanding. The Company's current shares of common stock outstanding are approximately 55.7 million.

•
As of September 30, 2016, the Company had a total principal balance of Conventional Debt of $964 million, an increase of approximately $125 million compared to the balance as of June 30, 2016. The increase in the Company's Conventional Debt was driven by borrowings on its revolving credit facility to fund the acquisition of the Meadows.

•
On October 12, 2016, the Company completed a private offering of $125.0 million of additional 5.625% Senior Notes due 2024 ("additional 2024 Senior Notes") at a price of 100.5% of face value. The net proceeds of the offering were used to repay a portion of the borrowings on the Company's revolving credit facility that were incurred to finance the acquisition of the Meadows.

Summary of Third Quarter Financial Results

(in thousands, except per share data)	Three months ended September 30,
	2016	2015
Net revenues (1)	$595,174	$578,630
Income (loss) from continuing operations	$(532)	$13,468
Income (loss) from continuing operations margin	(0.1)%	2.3%
Consolidated Adjusted EBITDAR (1,2)	$155,432	$149,762
Consolidated Adjusted EBITDAR margin (1,2)	26.1%	25.9%
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$58,853	$54,737
Operating income (3,4,5)	$97,281	$80,917
GAAP net income (loss) attributable to Pinnacle Entertainment, Inc.	$(486)	$13,749
Diluted net income (loss) per share	$(0.01)	$0.22

(1)
The Company's financial results for the three months ended September 30, 2016 reflect 22 days of contribution from the Meadows, including net revenues of $15.6 million and Adjusted EBITDAR of $1.5 million. The Company made a cash rent payment for the Meadows Lease of $1.6 million in the 2016 third quarter.

(2)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, please see the “Glossary of Terms” and “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(3)
Operating income for the three months ended September 30, 2016 includes a reversal of $11.6 million of non-cash impairments to goodwill in connection with the finalization of our preliminary estimate recognized in the second quarter of 2016, versus $2.3 million of non-cash impairments in the prior year period.

(4)
Operating income for the three months ended September 30, 2016 includes $5.6 million in pre-opening, development and other costs, principally related to the Company's separation of its real estate assets from its operating assets and costs related to its acquisition of the Meadows, versus $4.0 million in pre-opening, development and other costs in the prior year period.

(5)
Operating income for the three months ended September 30, 2016 includes a $6.2 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $0.9 million in the prior year period.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "In the 2016 third quarter, we produced net revenue growth of $16.6 million or 2.9% and Consolidated Adjusted EBITDAR growth of $5.6 million or 3.7%, including contributions from the Meadows. Underlying these results, our same-store portfolio of businesses generated strong Consolidated Adjusted EBITDAR growth of $4.2 million or 2.8%, with net revenues that were unchanged year over year.

"We continue to see improvement in many key areas of focus in our business. Table game drop and spend per trip increased at a mid-single digit pace in the 2016 third quarter, particularly within the highest tiers of our database, where both trips and spend levels increased year over year. We also experienced our seventh consecutive quarter of growth in unrated play, with growth in this segment accelerating to 3% in the 2016 third quarter.

"Our same-store revenue performance in the 2016 third quarter was negatively impacted by severe rain and flooding in Baton Rouge, which reduced visitation to our L’Auberge Baton Rouge business for approximately two weeks in August, as well as by extensive highway interchange work near Ameristar St. Charles. Aside from these factors, overall consumer demand trends remained stable in the 2016 third quarter, with solid results in July and September offset by some softness in August.

"We produced same-store margin expansion of 70 basis points year over year in the 2016 third quarter, driven by continued execution on our operating efficiency initiatives. We achieved this outcome through targeted marketing expense reductions and general and administrative expense efficiencies. Marketing efficiency was a key contributor to this outcome, with our marketing reinvestment rate declining by 40 basis points year over year.

"In September 2016, we completed the acquisition of the Meadows. The Meadows complements our existing portfolio of businesses and provides additional operational scale and geographic diversification. We are excited to expand our network of businesses into Pittsburgh, Pennsylvania and to provide an additional destination for the guests of Pinnacle Entertainment to visit. Our collection of sixteen gaming entertainment businesses now spans ten U.S. states and fourteen distinct markets.

"The initial phase of the integration has gone well, and we are proud of the leadership at the Meadows and at our Las Vegas service center for guiding the business through the ownership transition. We are focused on improving profitable revenue streams, optimizing experience for our guests and maximizing cash flow of the Meadows.

"We are proud of the results our team at Pinnacle Entertainment is achieving. We will continue to work to improve our operating efficiency and financial performance, while prudently investing in our existing businesses to enhance the guest experience and our cash flow generation potential. We are very excited about the future of Pinnacle Entertainment," concluded Mr. Sanfilippo.

Meadows Transaction

The Company completed the acquisition of the Meadows for base consideration of $138.0 million, subject to certain adjustments. As of September 30, 2016, the purchase price for the Meadows was $136.4 million, after giving effect to estimated adjustments. The Company initially financed the purchase of the Meadows with its revolving credit facility.

As a result of the transaction, we own the Meadows gaming entertainment and harness racing business and operate it through a triple-net lease of the underlying real property with GLPI. The Meadows Lease is accounted for as an operating lease, and is embedded in the Midwest reportable segment.

2016 Third Quarter Operational Overview

Midwest Segment
On an as reported basis, inclusive of contributions from the Meadows, net revenues in the Midwest segment increased by $15.1 million or 4.7% year over year to $333.5 million in the 2016 third quarter. On this same basis, Adjusted EBITDAR was essentially unchanged year over year at $92.8 million and Adjusted EBITDAR margin was 27.8%, a decrease of 130 basis points year over year.

On a same-store basis, excluding contributions from the Meadows, net revenues were essentially unchanged year over year at approximately $318 million, while Adjusted EBITDAR decreased by $1.5 million or 1.6% to $91.3 million. On this same basis, Adjusted EBITDAR margin was 28.7%, a decrease of 40 basis points year over year.

Belterra Park and Belterra Resort both produced strong net revenue, Adjusted EBITDAR and Adjusted EBITDAR margin improvements in the 2016 third quarter. Gaming device coin-in increased by approximately 14% year over year at Belterra Park, while a focus on increased operational and marketing efficiency has permitted strong flow-through of revenue growth and approximately 630 basis points of Adjusted EBITDAR margin expansion. Belterra Resort produced Adjusted EBITDAR growth of approximately 21% and margin expansion of approximately 275 basis points, with the improvements driven by modest gross gaming revenue growth, increased emphasis on cash non-gaming revenue streams, and marketing expense efficiency.

Ameristar St. Charles experienced a low single digit decrease in Adjusted EBITDAR and 140 basis points decline in Adjusted EBITDAR margin in the 2016 third quarter. A major construction project on the Interstate 70 interchange that serves Ameristar St. Charles impeded guest access to the property and negatively affected operating performance in the 2016 third quarter. Additionally, Ameristar St. Charles underwent a casino renovation program that included new carpeting, a relocation of the poker room, a new dedicated high limit gaming space and Asian gaming amenities. The casino renovation program was completed in August 2016; however, the Interstate 70 interchange construction project is expected to negatively impact the property through its anticipated completion in late-2016.

South Segment
In the South segment, net revenues were essentially unchanged year over year at $197.0 million in the 2016 third quarter. Adjusted EBITDAR increased by $1.8 million or 3.2% to $58.1 million. Adjusted EBITDAR margin was 29.5%, an increase of 90 basis points year over year.

South segment financial performance was driven by the Company's L'Auberge Baton Rouge and L'Auberge Lake Charles businesses.

L'Auberge Baton Rouge maintained its broader positive momentum in the 2016 third quarter, despite significant disruption from severe rain and flooding in Baton Rouge, which reduced visitation to this business for approximately two weeks in August. L'Auberge Baton Rouge generated net revenue growth of approximately 5% and Adjusted EBITDAR growth of approximately 18% in the 2016 third quarter. L'Auberge Baton Rouge continued to build its regional presence in the VIP and VVIP gaming segments in the 2016 third quarter, while further streamlining its marketing, labor and controllable general and administrative costs.

Net revenues at L'Auberge Lake Charles were unchanged year over year, while Adjusted EBITDAR increased by approximately 3% in the 2016 third quarter. In the 2016 third quarter, this business produced Adjusted EBITDAR growth for the first time since the 2014 fourth quarter, which was followed by a period of pressure on the East Texas economy from declining oil and gas prices and the entry and ramp up of a new competitor in the Lake Charles gaming entertainment market.

West Segment
West segment net revenues were $62.9 million in the 2016 third quarter, an increase of $1.8 million or 2.9% year over year. Adjusted EBITDAR was $24.2 million, an increase of $1.5 million or 6.6% year over year. Adjusted EBITDAR margin was 38.5%, an increase of 130 basis points year over year.

The Jackpot properties produced low single digit year over year net revenue and Adjusted EBITDAR growth. Ameristar Black Hawk produced high single digit Adjusted EBITDAR growth, which was driven by a low single digit year over year improvement in net revenues and cost efficiencies.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, decreased by $2.3 million year over year in the 2016 third quarter to $19.7 million. The decrease is primarily attributable to lower professional services and compensation costs.

Additional Senior Note Offering Enhances Liquidity; Share Repurchase Program Progress
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "We are focused on continuing to improve the operating performance of our businesses, growing our cash flow and investing in accretive transactions.  In addition to generating strong operating performance in the 2016 third quarter, we accretively acquired an attractive business in the Meadows, repurchased our shares at compelling valuation levels and improved our debt capital structure in October through a $125 million private offering of additional 2024 Senior Notes. The additional 2024 Senior Notes were issued at an implied yield of approximately 5.5%.

"The use of the proceeds of the private placement of additional 2024 Senior Notes effectively refinanced a majority of the debt we incurred to acquire the Meadows. Additionally, it enhanced our liquidity profile, as our $400 million revolving credit facility is now largely undrawn. We have a strong liquidity position and significant financial flexibility to allocate capital to accretive and value enhancing opportunities.

"Given the completion of the first $50 million buyback program announced in May 2016, our Board of Directors approved a second $50 million share repurchase program in August 2016. We deployed a portion of our free cash flow toward the second buyback authorization by repurchasing an additional 1.66 million PNK shares for approximately $20 million since its announcement. So far in 2016, we have repurchased 6.19 million PNK shares for $70 million or $11.32 per share, which has reduced our share count by approximately 9.7% since the inception of share repurchases in May 2016. Meanwhile, excluding borrowings associated with the acquisition of the Meadows, we repaid approximately $10 million of Conventional Debt during the 2016 third quarter. We have been able to accomplish these highly accretive share repurchases while delivering on our commitment to reducing our conventional leverage and improving our credit profile.

"We are excited about the future prospects of our Company given our strong foundation of businesses, substantial free cash flow generation and a balance sheet that is recalibrated for growth. We are confident in our ability to continue to drive additional improvements in our operations and financial performance. We are relentlessly focused on creating long term value for our shareholders," concluded Mr. Ruisanchez.

Lease Payments

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
	(in millions)
Reduction of financing obligation related to Master Lease (1)	$11,447	$—	$19,238	$—
Interest expense attributable to financing obligation from Master Lease (1)	83,577	—	141,875	—
Total payments to GLPI related to Master Lease (1)	$95,024	$—	$161,113	$—

Long-term prepaid rent (2)	$556	$—	$556	$—
Rent expense attributable to Meadows Lease (2)	998	—	998	—
Total payments to GLPI related to Meadows Lease (2)	$1,554	$—	$1,554	$—

(1)
The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016. The Company began accruing and making rent payments as of the closing date, as the Master Lease was not in effect for the entirety of the nine months ended September 30, 2016.

(2)
The Company completed the acquisition of the operations of the Meadows and entered into the Meadows Lease on September 9, 2016. The Company began making rent payments as of the closing date, as the Meadows Lease was not in effect for the entirety of the three and nine months ended September 30, 2016.

Interest Expense

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
	(in millions)
Interest expense attributable to financing obligation from Master Lease	$83,577	$—	$141,875	$—
Amount attributable to fees and interest expense on Conventional Debt (1)	10,952	65,170	95,261	186,355
Interest income (2)	(220)	(143)	(447)	(250)
Capitalized interest (3)	(33)	—	(105)	—
Other (4)	—	—	2,532	—
Interest expense, net	$94,276	$65,027	$239,116	$186,105

(1)
Represents fees and interest expense attributable to the Company's Conventional Debt, which includes its senior secured credit facility and 5.625% Senior Notes due 2024, calculated in accordance with GAAP. Includes $18.5 million related to the debt capital structure of the Company in the nine months ending September 30, 2016 which consists of its senior secured credit facility and 5.625% Senior Notes due 2024 that were issued at the closing of the GLPI transaction on April 28, 2016. The remaining cash paid for interest expense and fees related to debt from borrowed money in the nine months ended September 30, 2016, as well as the applicable prior year periods, relates to the capital structure of Former Pinnacle.

(2)	Represents interest received by the Company on its cash balances, calculated in accordance with GAAP.

(3)	Represents the amount of interest expense capitalized related to expenditures on projects that have not yet been placed into service, calculated in accordance with GAAP.

(4)	Represents a one-time expense associated with the GLPI transaction.

Liquidity and Capital Expenditures

Liquidity
As of September 30, 2016, the Company had approximately $154.8 million in cash and cash equivalents. As of September 30, 2016, approximately $155.0 million was drawn on the Company's $400 million revolving credit facility and approximately $11.0 million of letters of credit were outstanding.

As of September 30, 2016, the Company had a total principal balance of Conventional Debt of $964 million, an increase of approximately $125 million compared to the balance as of June 30, 2016. The quarter over quarter increase in Conventional Debt for the three months ended September 30, 2016 reflects the additional borrowings on the Company's revolving credit facility attributable to the purchase of the Meadows, offset by repayments on the Company's term loan A and term loan B facilities.

On October 12, 2016, the Company completed a private offering of additional 2024 Senior Notes. The net proceeds of the offering were used to repay a portion of the borrowings under its revolving credit facility that were incurred to finance the acquisition of the Meadows.

Capital Expenditures
Capital expenditures were approximately $25.5 million in the 2016 third quarter and related to capital expenditures on the Company's existing assets, businesses and corporate initiatives.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, November 10, 2016, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2016 third quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 39856436. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Glossary of Terms

Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Adjusted Lease Payments: is defined as Lease Payments adjusted as if the Master Lease had been in place for the entirety of the applicable current and prior year periods, as the Company owned and operated the 14 gaming entertainment businesses associated with the Master Lease in both time periods. Lease Payments associated with the Meadows Lease are included only in the current year periods, as the Company did not own and operate that business in the applicable prior year periods or consolidate its financial results for those time periods.
Cash Income Taxes: is defined as the actual cash payments made for income taxes to Federal and State governmental agencies made during the period.
Cash Interest Expense: is defined as the cash paid for interest in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect actual cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease. Management eliminates the results from discontinued operations.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Adjusted Lease Payments (which is defined above).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, a term loan B facility and the Company's 5.625% Senior Notes due 2024.
Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.
Former Pinnacle: is defined as Pinnacle Entertainment, Inc. prior to the spin-off of its operating businesses and the sale of substantially all of its real estate assets to GLPI on April 28, 2016.
Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows lease. The Company’s initial annual rent is $377 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s initial annual rent is $25.4 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of the Meadows gaming entertainment business. The lease has a 10-initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).

Non-GAAP Financial Measures

The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Lease Payments and to assess the historical impact of the Lease Payments as if they had been incurred in prior evaluation periods.
Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the Company’s business generally, expected results of operations and future operating performance and future growth; adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets; the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects; the future outlook of the Company and the gaming industry and pending regulatory and legal matters; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness and the Master Lease and Meadows Lease; the Company’s ability to successfully integrate the operations of the Meadows into the Company and the expected synergies and benefits of the acquisition of the operations of the Meadows, the Company’s anticipated future capital expenditures; the ability to implement strategies to improve revenues and operating margins at the Company’s properties; reduce costs and debt; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; and the Company’s ability to improve operations and performance at the Company’s properties. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from actual those reflected in such statements. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. Additional factors and uncertainties include, but are not limited to: the Company’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of the Company’s markets, which could adversely affect the Company’s revenues and profitability; the Company is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund the Company’s operations and growth and limit the Company’s ability to react to competitive and economic changes; harm to the Company from cyber security attacks, which could adversely affect the Company’s revenues and profitability; the operating and financial restrictions on the Company imposed by the terms of the Company’s credit facility and the indenture and Master Lease and Meadows Lease; the Company may not be able to realize the synergies and benefits from the acquisition of the operations of the Meadows; and other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Information Statement on Form 10, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)
Revenues:
Gaming	$530,097	$513,680	$1,556,636	$1,547,353
Food and beverage	32,160	31,764	93,901	95,224
Lodging	14,490	14,860	38,871	39,488
Retail, entertainment and other	18,427	18,326	52,023	51,364
Total revenues	595,174	578,630	1,741,431	1,733,429
Expenses and other costs:
Gaming	288,389	276,758	822,181	823,603
Food and beverage	31,175	30,685	89,267	88,836
Lodging	6,893	7,277	18,676	19,408
Retail, entertainment and other	7,899	8,794	19,299	22,034
General and administrative	108,999	109,414	340,867	318,790
Depreciation and amortization	54,354	57,584	162,423	187,290
Pre-opening, development and other costs	5,594	4,037	54,951	11,712
Impairment of goodwill	(11,600)	1,438	321,300	4,757
Impairment of other intangible assets	—	879	129,500	5,845
Write-downs, reserves and recoveries, net	6,190	847	13,830	(4,047)
Total expenses and other costs	497,893	497,713	1,972,294	1,478,228
Operating income (loss)	97,281	80,917	(230,863)	255,201
Interest expense, net	(94,276)	(65,027)	(239,116)	(186,105)
Loss on early extinguishment of debt	—	—	(5,207)	—
Loss from equity method investment	—	—	(90)	(83)
Income (loss) from continuing operations before income taxes	3,005	15,890	(475,276)	69,013
Income tax benefit (expense)	(3,537)	(2,422)	26,435	(12,673)
Income (loss) from continuing operations	(532)	13,468	(448,841)	56,340
Income from discontinued operations, net of income taxes	37	272	433	5,188
Net income (loss)	(495)	13,740	(448,408)	61,528
Net loss attributable to non-controlling interest	(9)	(9)	(24)	(1,271)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$(486)	$13,749	$(448,384)	$62,799
Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.01)	$0.22	$(7.52)	$0.94
Income from discontinued operations, net of income taxes	0.00	0.00	0.01	0.09
Net income (loss) per common share—basic	$(0.01)	$0.22	$(7.51)	$1.03
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.01)	$0.22	$(7.52)	$0.91
Income from discontinued operations, net of income taxes	0.00	0.00	0.01	0.08
Net income (loss) per common share—diluted	$(0.01)	$0.22	$(7.51)	$0.99

Number of shares—basic	57,004	61,187	59,722	60,936
Number of shares—diluted	57,004	63,591	59,722	63,191

1

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Revenues:
Midwest (1,8)	$333,483	$318,391	$980,814	$955,156
South (2)	197,048	197,109	578,993	601,257
West (3)	62,855	61,105	177,236	172,036
Total Segment Revenues	593,386	576,605	1,737,043	1,728,449
Corporate and Other (4)	1,788	2,025	4,388	4,980
Total Revenues (8)	$595,174	$578,630	$1,741,431	$1,733,429

Adjusted EBITDAR:
Midwest (1,8)	$92,834	$92,761	$298,975	$289,540
South (2)	58,053	56,336	180,498	182,842
West (3)	24,220	22,726	66,764	63,468
Segment Adjusted EBITDAR	175,107	171,823	546,237	535,850
Corporate Expenses and Other (4)	(19,675)	(22,061)	(61,444)	(62,120)
Consolidated Adjusted EBITDAR (5,7,8)	155,432	149,762	484,793	473,730
Adjusted Lease Payments (6)	(96,579)	(95,025)	(283,529)	(281,975)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$58,853	$54,737	$201,264	$191,755
Consolidated Adjusted EBITDAR margin % (5,7)	26.1%	25.9%	27.8%	27.3%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, Meadows, St. Charles, Belterra Casino, Belterra Park, and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as Heartland Poker Tour and results from the management of Retama Park.

(5)
The GLPI Master Lease is accounted for as a financing obligation in accordance with GAAP. Payments made to GLPI for the Master Lease are recorded in interest expense as a reduction of the financing obligation on the balance sheet for the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease in accordance with GAAP. The Company records rent expense related to this lease as an operating expense in its Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $95.0 million and $1.6 million, respectively, in the three months ended September 30, 2016.

(7)
See Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(8)
The Company's financial results for the three months ended September 30, 2016 reflect 22 days of contribution from the Meadows, including net revenues of $15.6 million and Adjusted EBITDAR of $1.5 million. The Company made a cash rent payment to GLPI for the Meadows Lease of $1.6 million in the 2016 third quarter.

2

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$154,796	$164,034
Other assets	1,144,248	1,500,928
Land, buildings, vessels and equipment, net	2,802,186	2,856,011
Assets held for sale and assets of discontinued operations	—	9,938
Total assets	$4,101,230	$4,530,911

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities, other than long-term debt and long-term financing obligation	$322,055	$351,844
Long-term debt, including current portion (1)	948,262	3,627,735
Long-term financing obligation, including current portion (2)	3,175,049	—
Deferred income taxes	12,724	187,823
Total liabilities	4,458,090	4,167,402
Total stockholders' equity (deficit)	(356,860)	363,509
Total liabilities and stockholders' equity (deficit)	$4,101,230	$4,530,911

(1)
Represents Conventional Debt related to the Company's senior secured credit facility and 5.625% Senior Notes due 2024, presented in accordance with GAAP. In accordance with new accounting guidance issued and early adopted by the Company in the fourth quarter of 2015, debt issuance costs are now classified as a direct reduction to our debt balances rather than in other assets. Total debt discount/premium and debt issuance costs were $15.7 million and $10.3 million as of September 30, 2016 and December 31, 2015, respectively.

(2)
The Master Lease is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(In thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
Former Revolving Credit Facility (1)	$—	$750,118
Former Term Loan B-2 (1)	—	302,249
Revolving Credit Facility (2)	155,000	—
Term Loan A Facility (2)	182,688	—
Term Loan B Facility (2)	251,250	—
Senior Secured Credit Facilities	588,938	1,052,367
Senior and Senior Subordinated Notes (3)	375,000	2,565,000
Other	78	83
Total Conventional Debt	$964,016	$3,617,450

(1)
Represents the outstanding principal amount of Conventional Debt of the Company's former senior security credit facility, which was repaid in full and terminated as a part of the transactions with GLPI.

(2)
Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facility, which consists of a revolving credit facility, a term loan A facility and a term loan B facility.

(3)
Represents the outstanding principal amount of Conventional Debt. As of September 30, 2016, consists of the Company's 5.625% Senior Notes due 2024, which were issued on April 28, 2016. As of December 31, 2015, consisted of the former Company's 6.375% Senior Notes due 2021, 7.50% Senior Notes due 2021, 7.75% Senior Subordinated Notes due 2022, and 8.75% Senior Subordinated Notes due 2020, which were fully redeemed as a part of the transaction with GLPI.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Cash paid for fees and interest expense related to Conventional Debt (1)	$6,862	$37,513	$98,281	$156,176
Cash paid (received) for state and federal income taxes (2)	$5,472	$(1,148)	$9,811	$(17,427)
Capital expenditures (3)	$25,548	$15,795	$73,103	$57,544

(1)
Represents cash paid for interest expense and fees associated with the Company's Conventional Debt. Includes $9.9 million related to the Conventional Debt of the Company in the nine months ended September 30, 2016, respectively, which consists of its senior secured credit facility and 5.625% Senior Notes due 2024 that were issued at the closing of the GLPI transaction on April 28, 2016. Cash interest payments on the Company's 5.625% Senior Notes made semi-annually on May 1st and November 1st of each year, the first of which will be made on November 1, 2016. The remaining cash paid for interest expense and fees related to Conventional Debt in the nine months ended September 30, 2016, as well as the applicable prior year periods, relates to the capital structure of Former Pinnacle.

(2)	Represents cash paid (received) for state and federal income taxes.

(3)	Represents capital expenditures on the Company's existing operating businesses and for corporate initiatives.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Consolidated Adjusted EBITDA, net of Lease Payments and
Consolidated Adjusted EBITDAR to Income (Loss) from Continuing Operations and
Consolidated Adjusted EBITDAR Margin to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Consolidated Adjusted EBITDA, net of Lease Payments (1,3)	$58,853	$54,737	$201,264	$191,755
Adjusted Lease Payments (2)	96,579	95,025	283,529	281,975
Consolidated Adjusted EBITDAR (1,3)	155,432	149,762	484,793	473,730

Other benefits (costs):
Rent expense under Meadows Lease	(998)	—	(998)	—
Depreciation and amortization	(54,354)	(57,584)	(162,423)	(187,290)
Pre-opening, development and other costs	(5,594)	(4,037)	(54,951)	(11,712)
Non-cash share-based compensation expense	(2,615)	(4,060)	(32,654)	(12,972)
Impairment of goodwill	11,600	(1,438)	(321,300)	(4,757)
Impairment of other intangible assets	—	(879)	(129,500)	(5,845)
Write-downs, reserves and recoveries, net	(6,190)	(847)	(13,830)	4,047
Interest expense, net	(94,276)	(65,027)	(239,116)	(186,105)
Loss from equity method investment	—	—	(90)	(83)
Loss on early extinguishment of debt	—	—	(5,207)	—
Income tax benefit (expense)	(3,537)	(2,422)	26,435	(12,673)
Income (loss) from continuing operations	$(532)	$13,468	$(448,841)	$56,340
Consolidated Adjusted EBITDAR margin % (3)	26.1%	25.9%	27.8%	27.3%
Income (loss) from continuing operations margin %	(0.1)%	2.3%	(25.8)%	3.3%

(1)
The GLPI Master Lease is accounted for as a financing obligation in accordance with GAAP. Under this method, payments made to GLPI for the Master Lease are recorded in interest expense as a reduction of the financing obligation on the balance sheet for the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease in accordance with GAAP. Under this method, the Company records rent expense associated with this lease in its Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $95.0 million and $1.6 million, respectively, in the three months ended September 30, 2016.

(3)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

6